Autodesk Announces Agreement to Acquire BuildingConnected

December 20, 2018

AUTODESK BUILDINGCONNECTED

Safe Harbor

This presentation contains forward-looking statements that involve risks and uncertainties, including statements regarding: the planned BuildingConnected acquisition and the timing thereof; the impact of the acquisition on Autodesk's short-term and long-term goals and business performance; the impact of the transaction on Autodesk's and BuildingConnected's products and services capabilities, customers, and partners; and Autodesk's strategic rationale and platform expansion plans.

Factors that could cause actual results to differ materially include the following: Autodesk's ability to successfully fund, acquire and integrate BuildingConnected's business; costs related to the acquisition; whether the construction industry grows as anticipated; the competitive environment in the construction industry and competitive responses to the acquisition; Autodesk and BuildingConnected's success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; unanticipated impact of accounting for acquisitions; and the ability to fund the acquisition and satisfy the conditions to the completion of the acquisition on the anticipated schedule, or at all.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2018, July 31, 2018 and October 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

BuildingConnected Overview

- BuildingConnected offers owners, general contractors, and subcontractors a suite of preconstruction software tools to help streamline their businesses and communicate more efficiently with each other
- Network of 700K+ construction industry professionals
- Headquartered in San Francisco
- Customer projects include new arenas for the Golden State Warriors and Los Angeles Rams, as well as schools and hospitals
- BuildingConnected primarily sells in North America, and products are in English only

Mortenson construction | AECOM | SKANSKA | McCARTHY

Turner | RYAN | CLARK CONSTRUCTION | STRUCTURETONE

Chase Center in San Francisco, future home of the Golden State Warriors.

BuildingConnected Co-Founders

- BuildingConnected was co-founded in 2012 by Dustin DeVan, CEO, and Jesse Pederson, CTO
  - Dustin spent six years as a general contractor before founding BuildingConnected. He holds a degree in Mechanical Engineering & Aeronautical Science from the University of California, Davis. He has worked for some of the largest construction companies in the U.S. including Bechtel, Rudolph & Sletten, and XL Construction.
  - Jesse brings his technical background and attention to detail to BuildingConnected. He has a decade of experience as a web developer, engineer and technical co-founder for companies such as IronKey, 8x8, and Revvim.

Chase Center in San Francisco, future home of the Golden State Warriors.

Strategic Rationale

Greater Presence and Scale in Preconstruction	▪ Fills Autodesk technology need for construction bid management platform ▪ Gives Autodesk visibility into new construction projects and bidding phase ▪ Largest, most active digital network of construction industry professionals across general contractors and subcontractors ▪ Opportunity to connect businesses across the construction supply chain
Construction Expertise and Strong R&D	▪ Approximately 180 employees, with majority in R&D, sales & marketing ▪ Brings born-in-the-cloud expertise ▪ In addition to its bid management platform, BuildingConnected offers a subcontractor evaluation tool and modules that help subcontractors manage and win more bids
Compelling Synergies Across Construction Platform	▪ Improved flow of information and collaboration for projects across the construction portfolio with BuildingConnected ▪ Cross-selling opportunities between BuildingConnected, BIM 360, PlanGrid, Assemble Systems, Revit and AutoCAD across a large and diverse customer base ▪ Opportunity to leverage Autodesk Forge for viewing bid package content in BuildingConnected

Unmatched Construction Lifecycle Portfolio


General Contractors
PLANNING THE WORK
Design & Coordination
Quantity Takeoff
Estimate
Bid Management
COORDINATING THE WORK
Project Management
Cost Controls
Field Productivity
Quality/ Safety
AutoCAD
Revit
BIM 360
Building Connected
Assemble Systems
PlanGrid
Subcontractors
WINNING THE WORK
Understand Project Scope
Quantity Takeoff
Estimate
BID Response
PERFORMING THE WORK
Detailed Design & Coordination
Project Management
Field Productivity
Quality/ Safety

Commercial Construction


OWNERS
GENERAL CONTRACTORS
SUBCONTRACTORS
VENDORS & SUPPLIERS

A project starts with the owner...

Who engages with several general contractors....

The general contractors, based on a set of plans, will provide a proposal to complete the owner's project...

The general contractors then will contact hundreds of subcontractors for bids...

Those subcontractors need to communicate with thousands of suppliers...

THIS HAPPENS FOR THOUSANDS OF PROJECTS EVERY SINGLE DAY

BuildingConnected’s Construction Network



GENERAL CONTRACTORS

Easily find and qualify subs, send custom bid invites, and communicate with everyone.

Most Active Digital Network of Construction Professionals



SUBCONTRACTORS

Keep track of your bid invites, stay ahead of deadlines, and measure your success.

- Find qualified subcontractors
- Facilitates simple and fast communication
- Eliminates manual databases and cold calling
- Know the status of bids at every stage

- Find the right projects
- Organize responses and never miss an invite
- Control bids and know your status at all times
- No more complicated spreadsheets and messy whiteboards

Bidding is the genesis of construction projects. BuildingConnected provides a platform for general contractors and subcontractors to find each other and award construction projects.

Transaction Overview

Structure	Purchase price of $275 million net of cash acquired for 100% of BuildingConnected's outstanding shares
Financing	To be financed with cash on hand
Organizational Structure	BuildingConnected will join the Autodesk Construction Solutions team, led by Jim Lynch, Vice President and General Manager – Construction
Expected Closing	The transaction is subject to customary closing conditions and is expected to close during Autodesk's fourth quarter of fiscal 2019, ending January 31, 2019
Financial Impact	The acquisition will have no material impact on Autodesk's fourth quarter and fiscal year 2019 guidance issued on November 20, 2018. For fiscal year 2020, Autodesk expects an immaterial revenue and Annualized Recurring Revenue (ARR) benefit from BuildingConnected and a slightly dilutive impact to profitability and cash flow. Inclusive of the transaction, the company is maintaining its free cash flow goal for fiscal year 2020.

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